Deloitte.
德勤

德勤 · 關黃陳方會計師行
香港金鐘道88號
太古廣場一座35樓

電話：+852 2852 1600
傳真：+852 2541 1911
電子郵件：mail@deloitte.com.hk
www.deloitte.com/cn

Deloitte Touche Tohmatsu
35/F One Pacific Place
88 Queensway
Hong Kong

Tel: +852 2852 1600
Fax: +852 2541 1911
Email: mail@deloitte.com.hk
www.deloitte.com/cn

25 March 2011

BY E:MAIL & BY REGISTERED MAIL

The Board of Directors and the Audit Committee
China MediaExpress Holdings, Inc.
22/F Wuyi Building
33 Dongjie Street
Fuzhou
People's Republic of China

Dear Sirs,

China MediaExpress Holdings, Inc. (the Company") and its subsidiaries
Audit for the Year Ended 31 December 2009

We refer our email to your legal counsel, Loeb & Loeb today. We wish to repeat for your formal record that:

As we stated in our letter of 11 March for the reasons set out therein we have lost confidence in the representations of management and also in the commitment of the Board and the Audit Committee to good governance and reliable financial reporting. We have since reached the conclusion that we are no longer able to place reliance on management representations in relation to prior period financial reports. Accordingly, we request that the Company take immediate steps to make the necessary 8-K/A filing to state that continuing reliance should no longer be placed on the audit report on the 2009 financial statements and moreover that we decline to be associated with any of the Company's financial communications during 2010 and 2011.

Yours faithfully,

Deloitte Touche Tohmatsu